Exhibit 4.3

FIRST SUPPLEMENTAL INDENTURE

FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of November 2, 2012, between BWAY Parent Company, Inc., a Delaware corporation (the “Company”), and The Bank of New York Mellon Trust Company, N.A., as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of October 26, 2010, providing for the issuance of 10.125%/10.875% Senior PIK Toggle Notes due 2015 (the “Notes”);

WHEREAS, Section 9.02 of the Indenture provides that the Company and the Trustee may, with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (the “Requisite Consents”), amend or supplement the Indenture and the Notes;

WHEREAS, BOE Intermediate Holding Corporation, a Delaware corporation (the “Buyer”), has entered into an Agreement and Plan of Merger, dated as of October 2, 2012 (the “Merger Agreement”), with BOE Merger Corporation, a Delaware corporation and wholly owned subsidiary of the Buyer (“Merger Sub”), the Company and Madison Dearborn Capital Partners VI-A, L.P., a Delaware limited partnership solely in its capacity as representative set forth therein, pursuant to which the Buyer has agreed to acquire all of the outstanding shares of common stock, par value $0.01 per share (the “Common Stock”), of the Company upon the terms and subject to the conditions set forth in the Merger Agreement, pursuant to a merger of Merger Sub with and into the Company (the “Merger”) with the Company surviving the Merger as a direct wholly-owned subsidiary of Buyer, and an indirect wholly-owned subsidiary of BOE Holding Corporation, a Delaware corporation;

WHEREAS, in connection with the Merger, the Company has: (i) offered to purchase for cash any and all of the outstanding Notes and (ii) solicited consents (the “Consent Solicitation”) to amend the Indenture to allow for, among other things, the elimination of most of the restrictive covenants and certain of the events of default contained in the Indenture and permission for a notice of redemption to Holders whose Notes are to be redeemed to be provided at least 3 days before a redemption date (collectively, the “Proposed Amendments”), upon the terms and subject to the conditions set forth in the Offer to Purchase and Consent Solicitation Statement, dated October 16, 2012 (as the same may be amended, supplemented or modified from time to time, the “Statement”), and in the related Letter of Transmittal and Consent (as the same may be amended, supplemented or modified from time to time, together with the Statement, the “Offer”);

WHEREAS, in connection with the Offer, the Company will, upon satisfaction of certain conditions set forth in the Statement, pay an aggregate cash payment equal to $56.25 per $1,000 principal amount of Notes (the “Total Consideration”), which comprises of (i) $46.25 per $1,000 principal amount of the Notes for which Notes are validly tendered and unrevoked (the “Tender Offer Consideration”) and (ii) $10.00 per $1,000 principal amount of the Notes for which consents to the Proposed Amendments are validly delivered and unrevoked to Global Bondholder Services Corporation (the “Depositary”) on behalf of the Holders who delivered such valid and unrevoked tenders and consents on or prior to the 5:00 P.M., New York City time, on November 2, 2012;

WHEREAS, the Company’s ability to effect the Proposed Amendments is conditioned upon, among other things, the Proposed Amendments to the Indenture set forth herein having been approved by Holders of at least a majority in aggregate principal amount of the Notes outstanding (the “Requisite Consents”) (and this Supplemental Indenture in respect thereof having been executed and delivered), with such Proposed Amendments becoming operative with respect to the Indenture immediately prior to the effective time of the Merger (the “Operative Time”) and shall cease to be operative if the Merger is not consummated or the Company does not pay the Total Consideration or the Tender Offer Consideration, as applicable, to the Depositary or, upon the Depositary’s instructions, The Depository Trust Company on behalf of the Holders (the “Termination”);

WHEREAS, the Company has received the Requisite Consents to effect the Proposed Amendments (based on certifications made by Global Bondholder Services Corporation, as information agent and depositary in the Offer), and has provided the Trustee with an Officers’ Certificate, pursuant to Section 9.04 of the Indenture, certifying as to the same;

WHEREAS, the Company has been authorized by a resolution of its Board of Directors to enter into this Supplemental Indenture;

WHEREAS, pursuant to Section 9.02 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture; and

WHEREAS, all things necessary to make this Supplemental Indenture a valid indenture and agreement according to its terms have been done.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1. CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. AMENDMENTS TO THE INDENTURE AND THE NOTES.

2.1. Amendment of Section 1.01.

Section 1.01 of the Indenture is amended by deleting from such Section those defined terms and section references that, by virtue of the amendments effected by this Supplemental Indenture, are no longer used in the Indenture or the Notes as amended hereby.

2.2. Amendment of Section 3.03.

Section 3.03 of the Indenture is amended by deleting from such Section the references to “30 days” and replacing each such reference with “3 days.”

2.3. Amendment of Section 3.09.

Section 3.09 of the Indenture is hereby deleted in its entirety and is replaced with the following: “[intentionally omitted].”

2.4. Amendment of Section 4.03.

Section 4.03 of the Indenture is hereby deleted in its entirety and is replaced with the following: “[intentionally omitted].”

2.5. Amendment of Section 4.04(a).

Section 4.04(a) of the Indenture is hereby deleted in its entirety and is replaced with the following: “[intentionally omitted].”

2.6. Amendment of Section 4.05.

Section 4.05 of the Indenture is hereby deleted in its entirety and is replaced with the following: “[intentionally omitted].”

2.7. Amendment of Sections 4.07 through 4.17.

Sections 4.07 through 4.17 of the Indenture, inclusive, are hereby deleted in their entirety and each such Section is replaced with the following: “[intentionally omitted].”

2.8. Amendment of Section 4.19.

Section 4.19 of the Indenture is hereby deleted in its entirety and is replaced with the following: “[intentionally omitted].”

2.9. Amendment of Sections 5.01(3) and 5.01(4).

Section 5.01(3) and 5.01(4) of the Indenture are hereby deleted in their entirety and each such Section is replaced with the following: “[intentionally omitted].”

2.10. Amendment of Sections 6.01(3)

Section 6.01(3) of the Indenture is hereby deleted in its entirety and is replaced with the following: “failure by the Company or any of its Restricted Subsidiaries for 60 days after notice by the Trustee to the Company or by the Holders of at least 25% in aggregate principal amount of the Notes then outstanding voting as a single class to the Company and the Trustee to comply with any of the agreements in this Indenture (other than a default referred to in clause (1), (2), (4), (5), (6), (7) or (8) of this Section 6.01 or Sections 3.09, 4.03, 4.04(a), 4.05, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, 4.14, 4.15, 4.16, 4.17, 4.19, 5.01(3) or 5.01(4)).”

2.11. Amendment of Sections 6.01(4) through 6.01(8).

Sections 6.01(4) through 6.01(8) of the Indenture, inclusive, are hereby deleted in their entirety and each such Section is replaced with the following: “[intentionally omitted].”

3. EFFECTIVENESS OF THIS SUPPLEMENTAL INDENTURE. Upon the execution of this Supplemental Indenture by the Company and the Trustee, the Indenture shall be amended and supplemented in accordance herewith, and this Supplemental Indenture shall form a part of the Indenture for all purposes and each Holder shall be bound thereby; provided, however, that the amendments to the Indenture referred to in Section 2 above will not become operative until the Operative Time. The Company shall give the Trustee prompt written notice of the occurrence of the Operative Time. In the event of the Termination, the Company shall give the Trustee prompt written notice of the occurrence of the Termination and the Supplemental Indenture shall cease to be effective.

4. RATIFICATION OF INDENTURE; SUPPLEMENTAL INDENTURES PART OF INDENTURE. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

5. NEW YORK LAW TO GOVERN. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

6. COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

7. EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof

8. THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company.

9. SUCCESSORS. All agreements of the Company in this Supplemental Indenture shall bind its successors, except as otherwise provided in the Indenture. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

BWAY PARENT COMPANY, INC.

By:	/s/ Kenneth M. Roessler
Name: Kenneth M. Roessler
Title: President and Chief Executive Officer

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:	/s/ Linda Garcia
Name: Linda Garcia
Title: Vice President